(EMERSON LOGO)

--------------------------------------------------------------------------------

                               NEWS & INFORMATION

--------------------------------------------------------------------------------

FOR:        EMERSON RADIO CORP.
            9 Entin Road
            Parsippany, NJ 07054-0430

CONTACT:    EMERSON RADIO CORP.           OR:  INVESTOR RELATIONS:
            Kenneth A. Corby                   Laura Boorn
            Executive Vice President,          Investor Relations Manager
            Chief Financial Officer            (972) 884-2302
            (972) 884-2302



Tuesday, August 12, 2003

                              FOR IMMEDIATE RELEASE

       EMERSON RADIO ANNOUNCES FISCAL 2004 FIRST QUARTER FINANCIAL RESULTS


PARSIPPANY, NJ, August 12, 2003 -- Emerson Radio Corp. (AMEX:MSN) today reported consolidated financial results for the first quarter of fiscal 2004.

SEGMENT HIGHLIGHTS:

In Thousands                              Three Months Ended 6/30/03        Three Months Ended 6/30/02
                                       -------------------------------    ------------------------------
                                         Consumer          Sporting         Consumer         Sporting
                                        Electronics          Goods        Electronics          Goods
                                       -------------     -------------    -------------    -------------
Net revenues                           $      31,637     $      25,961    $      56,808    $      26,773
Operating income (loss)                $        (364)    $         320    $       5,054    $         513
Net Income (loss)                      $        (506)    $         115    $       2,548    $      (7,232)


CONSUMER ELECTRONICS SEGMENT  - REVENUE DECLINE

Net Revenues decreased 44.3% to $31.6 million from $56.8 million due to a decline in revenues in all product categories, a decline in licensing revenues and increases in product returns. Gross margins decreased to 15.9% in the current quarter from 18.1% in the same year over year period associated with gross margin improvements in audio products more than offset by declines in microwave oven products and the decline in sales of higher margin themed products. A net loss of $506,000 was incurred for the three month period as compared to net income of $2.5 million for the same year ago period.






                                     (more)

Emerson Radio News Release                                               Page 2


Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio, stated, "Our consumer electronics segment was impacted by the prolonged slow down in consumer spending in our industry. Store closures by K mart negatively affected revenues compared to last year's levels with fewer sell through locations for our products. This, combined with reductions in inventory levels maintained by some of our larger accounts in a shift to more just-in-time stocking further contributed to the revenue decline. Additionally, uncertainties concerning of the Iraq war and the SARS outbreak affected our business domestically as well as internationally."

Mr. Jurick continued, "Efforts to expand Emerson's revenues through product placements into the European. market and through business development in Asia remain a substantial priority with promising opportunities internationally. Domestically, we are seeing the early benefits of product placements with additional accounts including Walgreens, Eckerds Drugstores and Musicland. Furthermore, we enthusiastically expect to launch our new Nickelodeon themed products to contribute further to the success of this line-up. Just recently, we successfully expanded this category to include additional popular products."

SPORTING GOODS SEGMENT

Sport Supply Group's ("SSG") gross margins decreased to 28.4% from 30.4% as a result of increased competition and market pressure resulting in reduced pricing. At the same time, first quarter S,G&A decreased by $572,000 from the same period last year stemming from the impact of previously implemented cost reduction measures. SSG's operating income declined to $320,000 in the current first quarter from $513,000 in last year's first quarter.

Discussing SSG's performance, Mr. Jurick continued, "SSG's financial results are reflective of competitive pressures in the marketplace and the general slowdown in school and youth organization funding. A portion of revenues this period were subject to competitive bidding process that negatively affected SSG's margins and to overall competitive pressures in various other categories. We believe the continued strategic initiatives to migrate production towards more efficient Asian and domestic based manufacturers will counteract the effects of such margin reductions."

CONSOLIDATED RESULTS

Kenneth A. Corby, Executive Vice President & Chief Financial Officer stated, "This has been a difficult quarter due to the continued economic slowdown and various other international factors. This being said, we were successful in improving several of our key financial ratios in year to year comparisons through relentless management of our assets as reflected in a strengthened balance sheet. This included an improvement in working capital ratios and more notably continued debt to equity leverage reductions. From an income statement perspective, revenue and margin declines were met with reductions in SG&A expenditures in both segments not including attempted acquisition related costs. Previously initiated strategic programs reduced SSG's SG&A costs during the current period and we expect this to continue in future quarters."





                                     (more)

Emerson Radio News Release                                               Page 3


Mr. Corby concluded, "It is too difficult to comment on the full year due to the uncertainties being brought about by prolonged and continued economic pull back in consumer spending and by continued conservative retailer buying patterns. Recent statistical data suggest tax cuts, tax refund checks and cautious spending by consumers on lower priced products is beginning to look positive. We expect September quarter revenues to be lower than last year's same period strong revenues due to these various factors."

INVESTOR CONFERENCE CALL

Geoffrey P. Jurick, Chairman & Chief Executive Officer and Kenneth A. Corby, Executive Vice President & Chief Financial Officer, will host a conference call on Tuesday, August 12, 2003, at 10:00 a.m. ET, to discuss financial results and corporate developments. The conference call will be broadcast live over the Internet via the Investor Relations section of the Company's web site at www.emersonradio.com. To listen to the live call, go to the web site at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days.


THIS PRESS RELEASE OTHER THAN THE HISTORICAL INFORMATION, CONSISTS OF "FORWARD-LOOKING STATEMENTS" (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) WHICH ARE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES", "EXPECTS", "PROJECTS", AND SIMILAR EXPRESSIONS. WHILE THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED ON ASSUMPTIONS THAT THE COMPANY BELIEVES ARE REASONABLE, THEY ARE SUBJECT TO UNCERTAINTIES AND RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S REPORTS ON FORM 10-K, 10-Q AND 8-K.

EMERSON RADIO CORP., FOUNDED IN 1948, IS HEADQUARTERED IN PARSIPPANY, N.J. THE COMPANY DESIGNS, MARKETS AND LICENSES, THROUGHOUT THE WORLD, FULL LINES OF TELEVISIONS, AND OTHER VIDEO PRODUCTS, MICROWAVE OVENS, CLOCKS, RADIOS, AUDIO AND HOME THEATER PRODUCTS. ITS 53.2% OWNED SUBSIDIARY, SPORT SUPPLY GROUP, INC. (OTC:SSPY) IS A DIRECT MARKETER OF SPORTS-RELATED EQUIPMENT AND LEISURE PRODUCTS TO THE INSTITUTIONAL MARKET, INCLUDING SCHOOLS, COLLEGES, UNIVERSITIES, GOVERNMENT AGENCIES, MILITARY FACILITIES, ATHLETIC CLUBS, ATHLETIC TEAMS AND DEALERS, YOUTH SPORTS LEAGUES AND RECREATIONAL ORGANIZATIONS. EMERSON'S WEB SITE IS www.emersonradio.com.


                                 (MORE - TABLE)

                       EMERSON RADIO CORP. AND SUBDIARIES
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                 (IN THOUSANDS)


                                                      Three Months Ended
                                                    June 30          June 30
                                                     2003              2002
                                                 ------------     ------------
NET REVENUES                                     $     57,598     $     83,581
Costs and expenses:
   Cost of sales                                       45,189           65,180
   Other operating costs and expenses                   1,256            1,297
   Selling, general & administrative expenses          11,197           11,537
                                                 ------------     ------------
                                                       57,642           78,014
                                                 ------------     ------------

OPERATING INCOME (LOSS)                                   (44)           5,567

   Interest expense, net                                 (414)            (787)
   Minority interest in net income
       of consolidated subsidiary                         (54)             (98)
                                                 ------------     ------------

INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE                                             (512)           4,682

Provision (benefit) for income taxes                      (67)           2,022
                                                 ------------     ------------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPLE                        (445)           2,660
                                                 ------------     ------------

Cumulative effect of change in accounting
   principle                                               --           (5,546)

NET LOSS                                         $       (445)    $     (2,886)
                                                 ============     ============

BASIC NET INCOME  (LOSS) PER  SHARE
Income (loss) before cumulative effect of
   change in accounting principle                $       (.02)    $        .09

Cumulative effect of change in accounting
   Principle                                     $         --     $       (.19)
                                                 ------------     ------------
                                                 $       (.02)    $       (.10)
                                                 ============     ============
DILUTED NET INCOME  (LOSS) PER  SHARE
Income (loss) before cumulative effect of
   change in accounting principle                $       (.02)    $        .09
Cumulative effect of change in accounting
   Principle                                     $         --     $       (.16)
                                                 ------------     ------------
                                                 $       (.02)    $       (.07)
                                                 ============     ============
WEIGHTED SHARES OUTSTANDING
   Basic                                               27,416           29,444
                                                 ============     ============
   Diluted                                             28,482           35,025
                                                 ============     ============

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 June 30, March 31,
                                               2003             2002
                                            ------------    ------------
Cash and cash equivalents                   $      3,698    $     11,413
Accounts receivable                               29,505          24,593
Inventory                                         54,812          45,177
Other current assets                              14,060          16,586
                                            ------------    ------------
     TOTAL CURRENT ASSETS                        102,075          97,769
Property and equipment                             9,367           9,823
Other assets                                      26,272          26,970
                                            ------------    ------------
     TOTAL ASSETS                           $    137,714    $    134,562
                                            ------------    ------------

Current liabilities                         $     51,154    $     48,668
Long-term borrowings                              19,068          18,079
Minority interest                                 16,636          16,578
Stockholders' equity                              50,856          51,237
                                            ------------    ------------
     TOTAL LIABILITIES AND EQUITY           $    137,714    $    134,562
                                            ------------    ------------